Exhibit 27

BRANDEN T. BURNINGHAM ATTORNEY AT LAW

933 SOUTH CONNOR STREET SALT LAKE CITY, UTAH 84108

TELEPHONE (385) 355-5189                                    E-MAIL BTB@BURNINGLAW.COM

WWW.BURNINGHAMLAWGROUP.COM

November 11, 2024

David Koos, Chairman and CEO Regen Biopharma, Inc.

4700 Spring Street, Suite 304 La Mesa, California 91942

Re: Regen Biopharma, Inc., a Nevada corporation (the “Company”)

Dear Mr. Koos:

I refer to the above-referenced Company’s authorization for the proposed offer, sale and issuance of a maximum of ten million shares of the Company’s common stock (par value $0.0001) (the “Subject Shares”) as described in the Company’s Offering Circular on Form 1-A/A. In rendering the opinion expressed below, I have assumed, with your permission and without independent verification or investigation:

1. That all signatures on documents I have examined in connection herewith are genuine and that all items submitted to me as original are authentic and all items submitted to me as copies conform with originals;

2. Except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion;

3. That each of the documents referred to constitutes the legal, valid and binding obligation of the party executing the same; and

4. That as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

Based upon the foregoing and upon my examination of originals (or copies certified to my satisfaction) of such corporate records of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied me by the Company, having due regard for the legal considerations which I deem relevant, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Nevada;

2. The Company has taken all requisite corporate action and all action required by the laws of the State of Nevada with respect to the authorization, issuance and sale of the Subject Shares to be issued pursuant to the Offering Circular; and

3. The Subject Shares, when issued pursuant to the Offering Circular, will be validly issued, fully paid and non-assessable. The opinion expressed herein is based upon and limited to the laws of the State of Nevada.

I express no opinion herein as to any other laws, statutes or regulations. The opinion contained herein is based upon the facts in existence and the laws in effect on the date hereof and I expressly disclaim any obligation to update my opinion herein, regardless of whether changes in such facts or laws come to my attention after the date hereof.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. I hereby consent to the use of this opinion as an exhibit to the Offering Circular.

Sincerely yours

/s/ Brandon T Burningham

Branden T. Burningham